Exhibit 10.1

February 24, 2026

Bryan H. Fairbanks
Chief Executive Officer

Re: Transition Agreement – Retirement from Trex Company, Inc.

Dear Bryan:

As you know, you resigned from your position as President and Chief Executive Officer of Trex Company, Inc. (the “Company”) and all other positions you hold with the Company for purposes of retirement. We greatly appreciate your 22 years of service to the Company. This transition agreement (this “Agreement”) sets forth details about your transition and resignation from the Company. It will become effective as of the Effective Date (as defined below). You and the Company (collectively, the “Parties”) agree that this Agreement represents the full and complete understanding and agreement concerning your separation from employment.

1.
Separation Date and Transition Period.
a.
In accordance with the written notification of retirement that you provided to the Company on February 24, 2026 (the “Transition Date”), your last day of employment with the Company will be April 28, 2026 (the “Separation Date”). The period beginning on the Transition Date and ending on the Separation Date is referred to herein as the “Transition Period.”
b.
During the Transition Period, you will continue as the President and Chief Executive Officer reporting to the Board of Directors of the Company and will actively support a smooth transition of responsibilities to the Company’s successor President and Chief Executive Officer. Through your Separation Date, you must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company, including, without limitation, your obligations under your agreement with the Company, dated June 2, 2017 (your “EA”).
c.
During the Transition Period, you will continue to be an employee of the Company. This means that (i) you will continue to receive your salary; (ii) you will remain eligible to receive your annual bonus earned under the Company’s annual bonus plan in respect of 2025 (the “2025 Bonus Plan”)1 paid at the time such bonuses are ordinarily paid to participants under the terms of the 2025 Bonus Plan in March 2026; (iii) you will remain eligible for the Company’s standard benefits, subject to their terms and conditions; and (iv) you will continue to be an “employee” under the Trex Company, Inc. 2014 Stock Incentive Plan and the Trex Company, Inc. Amended and Restated 2023 Stock Incentive Plan (together, the “Plans”) such that your outstanding equity awards will continue to vest. You will not be entitled to receive any annual bonus under the Company’s annual bonus plan in respect of 2026. Following the Transition Date, you will not be entitled to receive any other awards under the Plans or under the Company’s other incentive programs.
d.
As of the Separation Date, (i) you acknowledge and agree that your resignation from any and all employment, officer, director and committee positions with the Company, and

1 Any bonus is payable at the Company’s sole discretion based upon both Company and individual performance. Your eligibility and compensation under this Bonus Plan will be governed under the terms of the Bonus Plan and applicable Company policy, as established from time to time.

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from any other roles or positions as may be requested by the Company, shall be effective without any further action required by the Company, in each case, consistent with the terms of this Agreement or as otherwise agreed upon by you and the Company, (ii) you agree to sign any such documents as reasonably requested by the Company to document such resignation(s) and (iii) you agree not to represent yourself as being an officer, director, executive or authorized agent of the Company following the Separation Date.
e.
You acknowledge that you are voluntarily resigning from your employment and all other positions that you hold with the Company. You further acknowledge that the terms and conditions of this Agreement and the cessation of your employment shall not constitute grounds for a Good Reason termination (as defined in the Plans) and that you shall not be entitled to the benefits set forth in the Plans except as expressly set forth herein. Nothing in this Agreement alters your employment at will status. Accordingly, prior to the Separation Date you are entitled to resign your employment at any time for any reason, and the Company may terminate your employment with or without Cause (as defined below) or advance notice.
2.
Payments and Benefits.
a.
Accrued Wages. Regardless of whether you sign this Agreement, on the first normal payroll date following the Separation Date, the Company will pay you all accrued wages, vacation pay (if applicable), and other compensation earned through the Separation Date that has not yet been paid to you, subject to standard payroll deductions and withholdings. You are entitled to these payments by law. The Separation Date is your employment termination date for all purposes, meaning you are not entitled to any further compensation, monies, or other benefits from the Company following the Separation Date, except as set forth in this Agreement.
b.
Health Insurance. Your existing health benefits through the Company will terminate at the end of the month in which the Separation Date occurs. To the extent provided by COBRA, or if applicable, state insurance laws, and the Company’s current group health insurance policy, you are eligible to continue coverage under the Company health plan. You will be provided separate notice from our third-party vendor describing your rights and obligations under COBRA. If you choose to enroll in COBRA, it is your responsibility to complete and return the enrollment application by the due date noted in the paperwork sent by our third-party vendor.
c.
Expense Reimbursements. You agree that, by the close of business on the tenth (10th) business day after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to Company policy.
d.
No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement and the Consulting Agreement (as defined below), you have not earned and will not receive from the Company any additional compensation (including bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). For the avoidance of doubt, you agree and acknowledge that, except as expressly provided in Section 4, you are not entitled to any benefits under your Amended and Restated Severance Agreement with the Company, dated July 31, 2025 (the “Severance Agreement”) and your Change in Control Agreement with the Company dated February 21, 2020.

3.
Consideration.
a.
Consulting Agreement. Subject to Section 4 (Early Termination) below, and provided that this Agreement becomes effective in accordance with Section 13, you comply at all times with this Agreement, and you enter into the consulting agreement attached hereto as Exhibit A (the “Consulting Agreement”) prior to or on your Separation Date, then you will be appointed to serve as a consultant to the Company and receive the Consulting Fee (as defined in the Consulting Agreement) on the terms and conditions set forth in the Consulting Agreement. You and the Company acknowledge and agree that the Consulting Agreement will be effective on the Separation Date, such that you do not have a break between your employee status and your status as a “Service Provider” under the Plans.
b.
Additional Consideration. Subject to you fulfilling your obligations hereunder and the conditions set forth herein, your timely execution, delivery and non-revocation of this Agreement pursuant to Section 13, you fulfilling your obligations under the Consulting Agreement, and your timely execution, delivery and non-revocation of the Supplemental Release of Claims attached as Annex I to the Consulting Agreement (the “Supplemental Release”), you shall be entitled to the continued employment, payments, benefits and other good and valuable consideration set forth in Section 1 above in accordance with the terms and conditions thereof, and you shall be entitled to receive the following:
i.
Health Benefits Plan Coverage: Your health insurance benefits under the Company’s group health plan will end April 30, 2026. If you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reorganization Act of 1985 (“COBRA”), then the Company will subsidize continuation of Company health insurance benefits from May 1, 2026 through and including December 31, 2026 (after such election of COBRA by you) at the same rates and levels in accordance with the terms of such plans, including the same terms with respect to sharing of premium costs as apply to active employees enrolled for the same coverage, provided that you are eligible and remain eligible for COBRA during this time period and you do not become eligible for coverage under one or more plans sponsored by a new employer. After December 31, 2026 when the period of subsidized continuation coverage ends, provided that you remain eligible pursuant to COBRA, you may continue group health insurance benefits at your own expense and must timely make all required premium payments (as applicable). The Company shall provide you with notice concerning your rights under COBRA. You understand that, regardless of whether you continue to receive health benefits, your coverage under any Company retirement or other employee benefit plan (and any salary deduction contribution or employer contribution related thereto) ceases as of the Separation Date. The value of your COBRA premiums paid by the Company will be subject to any applicable tax withholding. The Company shall not be obligated to “gross up” or otherwise compensate you for any taxes due on amounts paid pursuant to this Section 3(b)(i).
ii.
Financial Consulting. Financial consulting services provided to you by Goldman-Sachs Ayco, subsidized by the Company, will end on the Separation Date. If you elect to continue to receive financial consulting services following the Separation Date, then the Company will fully subsidize continuation of such financial consulting services at the same rates and levels from April 28, 2026 through the termination date of the Consulting Agreement.

iii.
Notwithstanding any provision of this Agreement to the contrary, no payments or benefits shall be paid to you pursuant to this Section 3(b) unless this Agreement has become fully effective and irrevocable in accordance with its terms, and no payments or benefits shall be deemed fully earned unless this Agreement and the Supplemental Release have each become fully effective and irrevocable in accordance with their terms. To the extent the Company has previously paid or provided you any benefits pursuant to Section 3 of this Agreement prior to the Supplemental Release becoming fully effective and irrevocable in accordance with its terms, you agree to repay the Company an amount in cash equal to the value of such benefits, less $1,000, within 30 days following the Company’s demand for repayment. For clarity, the terms of this Agreement, including (without limitation) the release of claims set forth in Section 5, shall otherwise remain in full force and effect. The Company shall not be obligated to “gross up” or otherwise compensate Employee for any taxes due on amounts paid pursuant to this Section 3(b).
4.
Early Termination. If, before the Separation Date your employment is terminated by the Company without Cause (defined in the Severance Agreement) then you will be entitled to the terms of the Severance Agreement and will not be entitled to receive the payments and benefits under this Agreement or the Consulting Agreement. If, before the Separation Date you resign and have not engaged in activity that constitutes Cause, then you will continue to be eligible to enter into the Consulting Agreement on your last day of employment. If the Company terminates your employment for Cause or if you resign following activity that constitutes Cause, then, at the Company’s election, the offer for you to serve as a consultant and enter into the Consulting Agreement will be terminated and the Consulting Agreement will be null and void and no aspect of the Consulting Agreement will be binding on either Party, and no benefits will be due to Consultant under the Consulting Agreement.
5.
Waiver and Release.
a.
You, on behalf of yourself and your heirs, successors, administrators and assigns, hereby unconditionally release and forever discharge the Company, its parents and subsidiaries, and each of its and their respective past, present and future affiliated companies, predecessors, successors and assigns, and each of their past, present and future partners, officers, directors, managers, agents, representatives, attorneys, employees, plan administrators, insurers and trustees (hereinafter collectively referred to as “Company Released Parties”), from any and all claims, causes of action, debts, liabilities, demands, obligations, promises, acts, agreements, damages and costs of any nature whatsoever, in law or equity, whether known or unknown, (collectively referred to as “claims”), including any and all claims arising out of your employment and/or termination of employment with the Company, which you have or may have against the Company Released Parties arising from the beginning of time up to and including the date of execution of this Agreement.
b.
Without limiting the general nature of the foregoing waiver and release in subsection (a), you acknowledge and agree that the release and waiver includes, but is not limited to, (i) any statutory, civil or administrative claim, whether arising under federal, state or local statutes, ordinances or common law, including, but not limited to, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Worker Adjustment and Retraining Notification Act, Sections 1981 and 1983 of

the Civil Rights Act of 1866, the Americans with Disabilities Act, the Family Medical Leave Act, the Employee Retirement Income Security Act, the Virginia Human Rights Act, the Virginians with Disabilities Act, Virginia’s wage discrimination law, Virginia’s labor laws, each as amended and all including their respective implementing regulations, and any known and unknown claims under any other federal, state, or local statute, common law, acts, rules, ordinance, regulations, or other laws, (ii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, as well claims or rights arising under or relating to the Plans, (iii) all claims arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, (iii) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; provided, however, that notwithstanding the foregoing, nothing contained in this general release shall in any way diminish or impair: (i) any claims you may have that cannot be waived under applicable law, (ii) rights under this Agreement and the Consulting Agreement, (iii) any rights you may have to vested benefits under employee benefit plans (such as rights to COBRA and vested benefits under qualified and non-qualified retirement plans), or (iv) any claims you may have with respect to indemnification, advancement of expenses and/or coverage under any director and officer insurance policy, including pursuant to any written agreement or corporate governance document or limited partnership of any Company Released Party.
c.
Nothing in this Agreement prevents you from (i) filing a claim to enforce the terms of this Agreement or the Consulting Agreement; (ii) asserting a claim arising after the Effective Date of this Agreement or the Consulting Agreement; (iii) filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or similar state or local governmental agency, or participating in any EEOC or similar state or local governmental agency investigation or proceeding. You promise, however, not to seek or accept any monetary awards or other personal relief with respect to any claim released by this Agreement, except for any whistleblower awards permitted by applicable law, as provided in Section 10.
d.
Subject to Sections 10 and 11 of this Agreement, you covenant and agree that you do not now have pending, and do not intend to commence, maintain, prosecute, or participate in any private civil action of any kind against the Company to the extent that such private civil action would relate to matters covered or contemplated by this Agreement, or is based on events that took place prior to the execution hereof. If you file a private civil action against the Company in violation of this covenant, you shall be liable to the Company for its reasonable attorneys’ fees and other costs incurred in defending against such an action. Notwithstanding this covenant not to sue, you may bring a claim against the Company or its affiliates if the claim is excluded from the releases herein.
6.
Tax Consequences. You agree that you will be exclusively responsible for the payment of any taxes owed on any amounts paid to you or on your behalf under the terms of this Agreement and the Consulting Agreement, except for any taxes on wages subject to an IRS Form W-2, for which the Company is responsible. The Company makes no representation as to the taxability of the amounts paid to you. You agree to pay your portion of any additional federal, state, or local taxes, if any, which are required to be paid with respect to this Agreement and the Consulting Agreement. Moreover, you agree to indemnify the Company and hold the Company harmless from any interest, taxes or penalties assessed against it by any governmental agency as a result of the non-payment of taxes on any amounts paid to you or on your behalf under the terms of this Agreement and the Consulting Agreement. The Company shall have the right to withhold from any amount payable under this Agreement and the Consulting Agreement, any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation and other applicable payroll deductions. This Agreement and the Consulting Agreement, as well as payments and benefits hereunder and thereunder are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement and the Consulting Agreement shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, you shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement and the Consulting Agreement, which are subject to Section 409A until you have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement and the Consulting Agreement, shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6)-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six (6) months following your separation from service (or, if earlier, your date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to you shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to you) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement and the Consulting Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.
7.
Return of Company Property. By the close of business on the Separation Date (or sooner if requested by the Company), you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property, and information by the close of business on the Separation Date. If you have used any personally-owned computer, server, or e-mail system to receive, store, review, prepare, or transmit any Company confidential or proprietary data, materials, or information, by the close of business on the Separation Date, you will permanently delete and expunge such Company confidential or proprietary information from those systems.
8.
Proprietary Information and Continuing Obligations. You acknowledge and reaffirm your continuing obligations under your EA, including, without limitation, Sections 2, 4, 5 and 6 of your

EA, which include obligations of non-disclosure of confidential information (at any time), and non-competition and non-solicitation for the period of your employment by the Company and for one (1) year thereafter. For the avoidance of doubt, the Parties agree that the EA fully superseded the Agreement between the Parties dated March 28, 2016 and the Employee Agreement between the Parties dated May 19, 2004.
9.
Further Covenants. Subject to the employee protections set forth in Sections 10 and 11, you agree to the following:
a.
Confidentiality. In the course of employment, you have had access to confidential information of the Company and its affiliates, including, but not limited to, the Company’s and affiliates’ customers, mailing lists, customer sales history, and other customer information, vendor lists, contracts, leases, manufacturing processes, product information, creative files, marketing plans, pricing data, financial and strategic plans, corporate procedures and policies, and other proprietary information. Subject to Sections 10 and 11, at any time following the Separation Date, you agree not to directly or indirectly use, communicate, or otherwise disclose any such confidential information of the Company or its affiliates to, or for the benefit of, any person, firm or corporation. The obligations set forth in this section are in addition to the confidentiality and other obligations you have pursuant to any employee handbook, policies, or other agreements between the Company and you related to your employment, including but not limited to, the EA.
b.
Non-Disparagement. You agree not to take any action that would cause the Company or its officers, directors, employees or agents any embarrassment or humiliation or otherwise cause or contribute to the Company or any such person being held in disrepute by the general public or the Company’s employees, clients, or customers.
10.
Protected Rights. Whistleblowing/Reporting of Violation of Law. You understand that this Agreement does not limit your right to:
a.
file a charge or complaint with the EEOC, the National Labor Relations Board, the Occupational Safety and Health Administration, the SEC (as defined below), or any other federal, state, or local governmental agency or commission (collectively, “Government Agencies”);
b.
communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company;
c.
seek or receive a Securities and Exchange Commission (“SEC”) whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934 or any other whistleblower award;
d.
report any allegations of unlawful conduct, including alleged criminal conduct or unlawful discrimination, harassment, or retaliation, to any Government Agency;
e.
testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged discrimination, harassment, or retaliation by the Company or its agents or Employees when required or requested by a court order, subpoena, or written request from an administrative agency or the legislature; or
f.
make truthful statements or disclosures about alleged unlawful discrimination, harassment, or retaliation.

11.
Defend Trade Secret Act. You understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.
12.
Acknowledgement of Consideration. You acknowledge that your waiver and release of rights and claims, and your undertaking of agreements and obligations as set forth in this Agreement are in exchange for valuable consideration which you would not otherwise be entitled to receive.
13.
Review and Revocation Period. You acknowledge that (i) this Agreement is written in a manner calculated to be understood by you, (ii) you are knowingly and voluntarily entering into this Agreement, which includes a waiver and release of any and all claims described in Section 5 that you might have, including any such claims arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), (iii) you have not waived any claim under the ADEA that may arise after the date you execute this Agreement, (iv) you are hereby advised to consult with an attorney prior to executing this Agreement, (v) you were provided 21 days to consider this Agreement (although you may sign it sooner), and (vi) you have seven days following your execution of this Agreement in which to revoke it by written notice of revocation that must be delivered to and received by Trex Legal Department at 2500 Trex Way Winchester, VA 22601 no later than the seventh day after you have signed this Agreement. This Agreement will not become effective and enforceable until the eighth day after your execution of this Agreement without revocation (such eighth day is the “Effective Date” of this Agreement). Changes to this Agreement, whether material or immaterial, will not restart the running of the 21-day period.
14.
Litigation Support. You agree to reasonably cooperate with, and assist, the Company in the defense of any claim, lawsuit or action instituted against the Company, where you have knowledge or information related to the defense of the claim, suit or action (excluding any such claim, suit or action filed by you against the Company), such cooperation to include your appearance as a witness, with or without subpoena, at any hearing, trial or deposition, provided the Company reimburses you for reasonable costs of travel and accommodation. During the Term (as defined in the Consulting Agreement), any time incurred by you pursuant to this Section 14 shall count toward your hours commitment for the Services (as defined in the Consulting Agreement) under the Consulting Agreement.
15.
Non-Disclosure. Subject to the employee protections set forth in Sections 10 and 11 and any SEC reporting requirements, the Parties agree that they will not disclose the terms and conditions of this Agreement or the Consulting Agreement, or the circumstances under which your employment with the Company was terminated, except in connection with any action to enforce the terms of this Agreement or as necessary to respond to legitimate governmental requests for information or as may be required by law. In addition, any Party may reveal the terms of this

Agreement and the Consulting Agreement to such Party’s accountants or attorneys, and you may reveal the terms of this Agreement to your spouse and financial advisors.
16.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
17.
Venue. This Agreement shall be governed in all respects by the laws of the Commonwealth of Virginia. Any suit involving this Agreement shall be brought in a court sitting in Virginia. The parties agree that venue shall be proper in such courts, and that such courts will have personal jurisdiction over them.
18.
Employee Acknowledgements. You acknowledge that (a) you have carefully read and fully understand all the provisions of this Agreement; (b) you have been advised to consult an attorney, and if you have not consulted with an attorney you have done so voluntarily; (c) you have not relied upon any representation or statement, written or oral, not contained herein; and (d) you are entering into this Agreement knowingly and voluntarily.
19.
Miscellaneous. This Agreement, including all Exhibits and continuing obligations arising from agreements referenced herein, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. If you violate any of the post-termination obligations in this Agreement (including the obligations set forth in Section 8), the obligation at issue will run from the first date on which you cease to be in violation of such obligation. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will inure to the benefit of the Company, its successors and assigns. You may not assign your duties or obligations under this Agreement. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified, severed or reduced so as to be rendered enforceable to the extent permitted by law. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver under this Agreement shall be in writing and shall not be deemed to be a waiver of any future obligation. This Agreement may be executed in counterparts and facsimile signatures, or signatures via DocuSign (or similar programs) will suffice as original signatures. You agree to execute such other documents and provide such further assurances as may be reasonably required from time to time to give effect to the provisions of this Agreement.

***

If this Agreement is acceptable to you, please sign below.

Trex Company, Inc. By: /s/ Amy M. Fernandez Name: Amy M. Fernandez Title: SVP, Chief Legal Officer, Secretary and Chief Sustainability Officer

I have read, understand and agree fully to the foregoing Agreement:

/s/ Bryan H. Fairbanks Bryan H. Fairbanks Date: February 24, 2026

EXHIBIT A
CONSULTING AGREEMENT

This consulting agreement (this “Agreement”) is dated April 28, 2026 (“Effective Date”) and is between Trex Company, Inc., with offices at 2500 Trex Way, Winchester, VA 22601 (“Trex” or the “Company”), and Bryan Fairbanks, an individual (“Consultant” or “you”). Terms used but not otherwise defined herein shall have the meaning set forth in the February 24, 2026 letter from Trex to you, which was counter-signed by you on February 24, 2025 (the “Transition Agreement”).

The parties agree as follows:

1.
Definitions. Unless otherwise specified, all capitalized terms in this agreement will have the meanings set forth below.
1.1
“Affiliates” means any corporation, company, partnership, or other entity or person that directly or indirectly, at present or in the future, controls, is controlled by, or is under common control with Trex.
1.2
“Confidential Information” means any and all information and materials in any form whatsoever disclosed in any manner by or on behalf of Trex or its Affiliates to the Consultant before, on or after the Effective Date of this Agreement. The existence and terms and conditions of this Agreement will be considered Confidential Information, subject to any SEC reporting requirements and Section 6.7. All reports, analyses, compilations, data, forecasts, studies, and other materials which contain or otherwise reflect, or are generated or derived from, the Confidential Information are also included in the definition of Confidential Information.
1.3
“IP Rights” means rights in and to any and all intellectual property (whether registerable or not) including, but not limited to, names, trademarks, trade names, trade dress, service marks, insignias, designs, works of authorship, domain names, inventions, whether or not copyrightable or patentable, trade secret or confidential information, and any other intellectual and/or industrial property.
1.4
“Personal Data” means any information that personally identifies an individual or is subject to laws, rules or regulations relating to data privacy and/or protection including, but not limited to, data that Consultant receives, collects or derives from interactions with Trex or its Affiliates or their employees, customers, suppliers or other third parties.
1.5
“Work Product” means all results of the Services that are conceived, developed, created, acquired or reduced to practice by Consultant, solely or in conjunction with others, for Trex and/or its Affiliates, including, but not limited to, all information, data, deliverables, ideas, guidance, advice, recommendations, models, reports, work papers, specifications, inventions, discoveries, techniques, know-how, modifications, processes, improvements, designs or works of authorship (whether or not copyrightable or patentable and whether or not reduced to writing or other physical form).
2.
Services. Consultant hereby undertakes and will provide expert advice and services to Trex at the reasonable request of the Company’s then serving President and Chief Executive Officer, or his designee (“Services”). Consultant’s engagement hereunder is nonexclusive and nothing in this agreement will in any way restrict Trex’s right to engage others to provide the same or similar services. Consultant will be solely responsible for determining the means and methods of performing the Services within the overall standards and policies established by Trex. Consultant will furnish reasonable equipment and supplies needed to provide the Services. Consultant agrees to exercise the highest degree of professionalism and utilize his expertise in performing the Services. Consultant agrees to make himself reasonably available to perform such consulting services throughout the Term (as defined in Section 12.1), and to be reasonably available to meet with the Company by phone or electronically upon the Company’s request. Consultant shall be permitted to provide services to other third party entities during the Term; provided, however, that such services do not present a conflict of interest, or otherwise conflict or interfere, with Consultant’s obligations under this Agreement, including the non-compete obligations set forth in Section 8.
3.
Records. Consultant will keep accurate and current records of all work generated during the performance of the Services and all costs and expenses incurred (“Records”). Consultant will provide Trex with access to the Records and permit Trex to make copies thereof. Consultant agrees to maintain all Records for 5 years or such other time period as required by law.
4.
CONSULTING CONSIDERATION. As full compensation for the Services, and provided that Consultant timely executes, delivers, and does not revoke the Supplemental Release attached as Annex I hereto within five (5) days following (but not before) the end of the Term (as defined below):
4.1
Trex will provide continued vesting during the Term in regard to any outstanding equity awards Consultant holds as of the Separation Date (each such award an “Equity Award”) that is scheduled to vest during the Term. The Parties agree that Annex II hereof lists Consultant’s outstanding Equity Awards as of the Effective Date. In other words, the Services provided by Consultant under this Consulting Agreement designate Consultant a Service Provider for purposes of the Trex Company, Inc. 2014 Stock Incentive Plan and the Trex Company, Inc. Amended and Restated 2023 Stock Incentive Plan (together, the “Plans”) and Consultant’s equity award agreements. Additionally, all vested stock appreciation rights shall retain their original expiration date including upon the occurrence of an event contemplated by Section 16.1 or 16.2 of the Plans. Any portion of any Equity Award that is unvested as of the end of the Term shall be forfeited as of the end of the Term.
4.2
Trex will pay Consultant Sixteen Thousand Six Hundred Sixty Six Dollars ($16,666.00) per each full month during the Term, prorated for any partial month during the Term. Such payment shall be made in arrears during the ten (10) day period following the end of each applicable month during the Term. Each payment shall be made by direct deposit to an account as provided to the Company by Consultant. Any change to the account must be provided to the Company by Consultant at least seven (7) days prior to the end of the applicable month.
4.3
Consultant will be solely responsible and liable for paying all taxes with respect to the consideration received from Trex under this Agreement and shall indemnify and hold harmless Trex with respect to any such taxes. Section 3(b)(iii) of the Transition Agreement is incorporated herein by reference and shall apply to this Agreement, mutatis mutandis. To the extent the Company has previously paid or provided you any benefits pursuant to this Section 4 of this Agreement prior to the Supplemental Release becoming fully effective and irrevocable in accordance with its terms, the Company may seek recovery of such amounts in accordance with Section 3(b)(iii) of the Transition Agreement in such manner as it may determine in its sole discretion, including by (i) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any Equity Awards; (ii) cancelling outstanding vested or unvested Equity Awards; and/or (iii) taking any other remedial and recovery action permitted by applicable law.

5.
Trex PROPERTY & Facilities. Consultant will take reasonable care of all Trex or its Affiliates property and items made available to or in Consultant’s custody or control. Upon Trex’s request, Consultant must promptly deliver all property and items to Trex and not maintain any copies in any form. If in the performance of the Services it is necessary for Consultant to enter any Trex or Affiliates’ facilities, Consultant must comply with all applicable security, health and safety rules for the facilities.
6.
Confidential Information.
6.1
Non-Use and Non-Disclosure. During the Term of this agreement and thereafter, Consultant agrees to:
(a)
maintain the Confidential Information in confidence;
(b)
use the Confidential Information solely for the purpose of performing the Services;
(c)
limit access to and use of the Confidential Information to only the Consultant;
(d)
not disclose the Confidential Information to any third party without Trex’s prior written consent;
(e)
collect, maintain and process Personal Data only for the purposes of this agreement or as otherwise directed in writing by Trex;
(f)
comply with all applicable privacy and data protection laws, rules and regulations; and not transfer Personal Data to any third party without Trex’s prior written consent; and
(g)
take all necessary and appropriate steps to prevent use of the Confidential Information in any way that would violate federal or state securities or other applicable laws.
6.2
Survival. The obligations of confidentiality and non-use under this agreement will survive termination or expiration perpetually unless prohibited by applicable law, in which case Consultant’s obligations will remain in effect for the maximum length permitted by law or until an exclusion in Section 6.4 applies.
6.3
Required Disclosure. If Consultant receives a request pursuant to a law or regulation purporting to require disclosure of all or part of the Confidential Information, Consultant must immediately notify Trex in writing of such request or order and permit Trex sufficient opportunity to take such protective action as Trex deems appropriate. At Trex’s request and expense, Consultant will resist any disclosure request or order to the fullest extent permitted by law. After Trex has had a chance to take protective action, Consultant may disclose the specified required Confidential Information only to an authorized person, entity or agency to the extent required by law, subject to maximum available confidentiality restrictions.
6.4
Exclusions. Confidential Information will not include information which Consultant can establish by convincing written evidence that:
(a)
at the time of disclosure is available to the public or thereafter becomes available to the public by any means other than the breach of this agreement by Consultant;

(b)
is independently and lawfully made available to the Consultant by a third party without a restriction on use or disclosure provided, that such third party is not known to be under a duty of confidentiality or non-disclosure with respect to the specific information; or
(c)
is independently developed by the Consultant; without use of or reference to any Confidential Information as demonstrated by Consultant’s records.
6.5
Ownership. All Confidential Information and Work Product will be deemed Confidential Information belonging to Trex.
6.6
Return or Destruction of Confidential Information. At Trex’s request, Consultant will promptly return to Trex or destroy (at Trex’s sole option) any and all Confidential Information then in Consultant’s possession or under Consultant’s control, including all copies of and materials incorporating the Confidential Information which includes promptly erasing or otherwise destroying all computer and electronic entries containing elements of Confidential Information. If Trex requests that Consultant destroy Confidential Information, Consultant must certify in writing to Trex that Consultant has destroyed the Confidential Information.
6.7
Protected Activity. Consultant further acknowledges and agrees that protected activity provisions contained in Sections 10 and 11 of the Transition Agreement, shall apply mutatis mutandis during the period in which Consultant is engaged to provide the Services.
7.
INTELLECTUAL PROPERTY.
7.1
Ownership of Work Product. Trex is the sole and exclusive owner of all Work Product and all associated IP Rights. To the maximum extent permitted by law, Consultant agrees to and hereby assigns to Trex all rights, title and interest in the Work Product and IP Rights free and clear of any encumbrances and without any additional compensation, accounting or notice to the Consultant or any third party. Consultant irrevocably waives any moral rights arising in relation to any copyright work comprised in the Work Product and IP Rights for the benefit of Trex and its Affiliates.
7.2
License to Work Product. To the extent that any Work Product and the associated IP Rights cannot be assigned to Trex under this Agreement, Consultant agrees to grant and hereby grants (or cause to be granted) to Trex and each of its Affiliates a perpetual, irrevocable, transferable, exclusive, royalty-free, paid up, world-wide license (with the right to grant sublicenses to the Work Product and all associated IP Rights) to (a) use, reproduce, distribute, display, prepare derivative works, modify and develop the Work Product, and (b) make, have made, import or export, sell and offer to sell and otherwise distribute or exploit any products or services that embody or use any portion(s) of the Work Product, in each case without any accounting, additional compensation or notice to Consultant or any third party.
7.3
No Encumbrances. Consultant represents that all Work Product and all associated IP Rights are free of any third party rights to the fullest extent permitted by law, including but not limited to, inventor’s rights of remuneration, accounting and any other ancillary rights.
7.4
Disclosure. Consultant must promptly and fully disclose all Work Product and associated IP Rights to Trex. At the request of Trex, Consultant must execute (or cause to be executed) formal assignment documents and any other documents reasonably requested by Trex with respect to the Work Product and associated IP Rights for the benefit of Trex. Trex has sole responsibility and control of any decisions related to the Work Product and associated IP Rights.

7.5
Assistance. During and after the Term, Consultant will provide reasonable assistance to Trex upon Trex’s request to secure, perfect, register, maintain, enforce, and defend the Work Product and associated IP Rights for Trex’s benefit.
7.6
No Right or License. Nothing contained in this Agreement grants Consultant any express or implied rights or licenses with respect to the Confidential Information or the IP Rights of Trex or its Affiliates other than for performance of Consultant’s obligations under this agreement.
8.
NONCOMPETITION. To the extent permitted by law, during the Term Consultant shall comply with the terms of the EA and for six (6) months after the termination or expiration of this Agreement, without Trex’s prior written consent, Consultant will not provide any services that are the same or substantially similar to the Services provided under this Agreement to any third party engaged in the Business. The “Business” means the manufacture, distribution, marketing and/or sale of: (a) composite or PVC decking, (b) non-wood railing, (c) wood plastic composite cladding, and/or (d) color match fastener products to fasten deck boards to a decking substructure, provided, in each case of clauses (a) – (d), such product is appropriate for an outdoor residential application. Without limiting the foregoing, Consultant may provide services to a third party that does not compete with Trex; provided, however, that such services do not present a conflict of interest, or otherwise conflict or interfere, with Consultant’s obligations under this Agreement.
9.
ACKNOWLEDGEMENTS. Consultant acknowledges that prior to the Separation Date and in the course of providing the Services, Consultant has and will become familiar with and have access to Trex’s and its Affiliates’ trade secrets and other confidential and proprietary information concerning Trex and its Affiliates, that Consultant has developed and will continue to develop customer, supplier and vendor contacts and goodwill, and that Consultant’s services are of special, unique and extraordinary value to Trex and its Affiliates. Therefore, Trex and Consultant mutually agree that it is in the interest of both parties for Consultant to enter into the restrictive covenants set forth in Sections 6, 7 and 8 above to, among other things, protect the legitimate business interests of Trex and those of its Affiliates, and that such restrictions and covenants contained in Sections 6, 7 and 8 are reasonable in geographical and temporal scope and in all other respects given the nature of the parties’ prior relationship and the performance of the Services and the nature of the Company’s and its Affiliates’ businesses and that such restrictions and covenants do not and will not unduly impair Consultant’s ability to earn a living. Consultant further acknowledges and agrees that (i) Trex would not have entered into this Agreement but for the restrictive covenants of Consultant set forth in Sections 6, 7, and 8 and (ii) such restrictive covenants have been made by Consultant in order to induce Trex to enter into this Agreement. The restrictive covenant obligations set forth in Sections 6, 7 and 8 are in addition to any other written agreements covering such subjects that Trex may have with Consultant (including, without limitation, the Transition Agreement and EA), and are not meant to and do not excuse any additional obligations that Consultant may have under such agreements or applicable law; provided, however, that the restrictive covenant obligations that are more favorable to Trex or any of its Affiliates shall govern to the extent required by applicable law.
10.
ADDITIONAL REPRESENTATIONS, WARRANTIES, COVENANTS.
10.1
Consultant hereby undertakes, represents and warrants to and covenants with Trex that:
(a)
Consultant will perform the Services in a professional, timely and competent manner;

(b)
the Services and Work Product will comply with all applicable laws, rules and regulations;
(c)
the Services and Work Product will not violate or infringe upon any interest or right (contractual, proprietary or other) of any third party;
(d)
the Work Product is free from any rights, liens, encumbrances or restrictions created by or through Consultant;
(e)
Consultant has full legal capacity and authority to enter into and perform Consultant’s obligations under this agreement, including, but not limited to, the obligation to assign or cause assignment of the Work Product, without any accounting, additional compensation or notice to any other party;
(f)
Consultant’s signing and performance of this agreement will not violate, breach, conflict with or constitute a default under any of Consultant’s agreements or obligations;
(g)
Consultant’s signing and performance of this agreement will not in any manner violate any applicable law, rule, regulation, judgment, order or decree; and
(h)
Consultant will not take any action or do anything which will render Trex or any of its Affiliates or their officers, directors, owners, shareholders, employees, agents, successors, heirs and assigns liable for the violation of any anti-bribery or anti-corruption laws, legislation, rules, regulations and conventions (including, but not limited to, the U.S. foreign corrupt practices act and UK bribery act) which prohibit the offering, giving, or promising to offer or give, directly or indirectly, money or anything of value to any official of a government, state-owned company, political party or candidate for public office or instrumentality in order to assist Trex or its Affiliates in obtaining or retaining business. Failure by the Consultant to comply with the provisions of this section will constitute a material breach of this Consulting Agreement.
11.
INDEMNITY.
11.1
To the maximum extent permitted by law, Consultant agrees to indemnify and hold harmless Trex and its Affiliates and their respective officers, directors, owners, shareholders, employees, agents, successors, heirs and assigns from and against any and all claims or actions, losses, liabilities, damages, costs, fees and expenses (including, without limitation, all attorneys’ fees and other costs of litigation and/or other dispute resolution) (collectively, “Claims”) arising out of or in connection with: (a) unauthorized use or disclosure of the Confidential Information or Work Product by Consultant; (b) actual infringement or misappropriation of any third party rights in and to any IP rights by Consultant; (c) the material breach of any representation, warranty, covenant, obligation or condition under this Agreement by Consultant; and (d) gross negligence or misconduct of Consultant in connection with the Services or this Agreement.
11.2
To the maximum extent permitted by law, Trex agrees to indemnify and hold harmless Consultant and his heirs and assigns from and against any and all Claims arising out of or in connection with: (a) unauthorized use or disclosure of information by Trex; (b) alleged or actual infringement or misappropriation of any third party rights in and to any IP rights by Trex; (c) the material breach of any representation, warranty, covenant, obligation or condition under this Agreement by Trex; and (d) gross negligence or misconduct of Trex in connection with this Agreement; and (d) this Agreement, provided such Claim is not due to any of clauses (a) – (d) of Section 11.1 above.
12.
REMEDIES. All remedies available to either party for breach of this Agreement are cumulative and may be exercised concurrently or separately. The exercise of one remedy will not be deemed an election of such remedy to the exclusion of other remedies. Trex is entitled to seek appropriate relief to enjoin or restrain Consultant from any violation or threatened violation of this agreement and/or compel specific performance of this agreement, without a requirement to post bond.
13.
TERM AND TERMINATION.
13.1
Term. This Agreement is effective as of the Effective Date and will expire on the earlier of: (i) the last day of the twelfth month following the Effective Date; or (ii) any earlier termination provided for in Section 13.2 (“Term”).
13.2
Termination.
(a)
Termination by Consultant. Consultant may terminate this Agreement at any time upon 5 days’ prior written notice of termination to Company.
(b)
Termination by Trex. Trex may terminate this Agreement immediately if: (i) any events occur that constitutes Cause (as defined in the Transition Agreement); (ii) without the written consent of Trex, Consultant becomes a service provider, including an employee or consultant, to a third party engaged in the Business; and (iii) in the event the Consultant has materially breached this Consulting Agreement or the Transition Agreement.
13.3
Effect of Termination. The termination or expiration of this Agreement will be without prejudice to the settlement of the rights created and obligations incurred under this Agreement prior to the time of termination or expiration. Upon termination or expiration of this Agreement, Consultant will promptly: (a) comply with Section 6.6; (b) deliver all Work Product and Records; (c) reconcile the accounts and settle the amount due and payable under this agreement and refund to Trex the unused portion of any amounts prepaid by Trex; and (d) return all Trex property and any other items belonging to Trex or its Affiliates then in Consultant’s possession or under Consultant’s control. The provisions of Sections 3, 6, 7, 8, 9, 10, 11, and 13 survive the expiration or termination of this agreement.
14.
MISCELLANEOUS.
14.1
Beneficiary. In the event of Consultant’s death during the Term, any amounts owed to Consultant pursuant to this Agreement shall be paid to his Beneficiary. Consultant’s “Beneficiary” means the person designated in a written instrument signed by Consultant and provided to the Company prior to Consultant’s death. If Consultant dies without having any such designation in effect, Consultant’s surviving spouse shall be the Beneficiary, or, if none, Consultant’s estate shall be the Beneficiary. Consultant, without the consent of any prior Beneficiary, may change the designation of Consultant’s Beneficiary at any time or from time to time by submitting to the Company a new designation in writing. Notwithstanding the foregoing, with respect to any plan or benefit that provides for a separate beneficiary designation with respect to benefits thereunder, the Beneficiary for purposes of such plan or benefit shall be as provided in such plan or benefit.

14.2
Notices. All notices are effective upon actual receipt. A notice under this Agreement is not sufficient unless it is: (a) in writing; (b) addressed to the addressee party at the following address (or to an address updated by electronic mail followed by written confirmation of receipt from the other party); and (c) sent by hand delivery or reputable express delivery service with tracking capabilities:

If to Consultant, to:	Bryan H. Fairbanks 103 Fairfield Dr. Winchester, VA 22602
If to Trex, to:	Trex Legal 2500 Trex Way Winchester, VA 22601

14.3
Assignment.
(a)
This Agreement is binding upon and inures to the benefit of Trex and its successors and assigns. Trex will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”) to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. Trex may assign or transfer this Agreement or any of its rights or obligations under this Agreement with the Consultant’s prior written consent. As used in this Agreement, the terms “Trex” and “Company” will mean any Successor and any permitted assignee to which this Agreement is assigned.
(b)
This Agreement is personal to the Consultant and Consultant may not assign any of his rights or obligations under this Agreement without Trex’s prior written consent. Any purported assignment contrary to this provision is null and void. Trex may assign or transfer this Agreement or any of its rights or obligations under this Agreement without the Consultant’s prior written consent.
14.4
Subcontracting. Consultant may not subcontract any of Consultant’s obligations under this Agreement.
14.5
Waivers. Any waiver by either party of any rights arising from a breach of any representation, obligations or conditions of this Agreement must be in writing and will not be construed as a continuing waiver of other breaches of the same nature or other representations, obligations or conditions of this Agreement.
14.6
Relationship of Parties. This Agreement does not create an agency, joint venture, partnership or similar relationship between the parties. Consultant will act solely as an independent contractor and will have no right to act for or bind Trex in any manner or to represent that Trex is in any manner responsible for any acts or omissions of Consultant.
14.7
Governing Law; Jurisdiction. This Agreement is governed exclusively by, and construed in accordance with, the laws of the Commonwealth of Virginia. Each party hereby submits to the exclusive jurisdiction of the courts of United States District Court, Western District of Virginia or Frederick County, Virginia over any disputes under this Agreement and waives any objection to this jurisdiction.
14.8
Amendments. All additions or modifications to this Agreement must be made in writing and must be executed by Consultant and an authorized representative of Trex.

14.9
Consequential Damages. Trex will not be liable to the Consultant for any consequential, indirect, incidental or special damages of any kind.
14.10
Integration. This Agreement is being entered into in connection with the Transition Agreement, and is contingent upon Consultant’s execution of the Transition Agreement and the Supplemental Release, and Consultant’s continued employment with the Company through the Separation Date (as defined in the Transition Agreement), subject to Section 4 of the Transition Agreement. This Agreement, the Transition Agreement, and the Exhibits and Annexes thereto, constitute the entire understanding of the parties relating to the subject matter and supersede any previous oral or written communications, representations, understanding, or agreement between the parties concerning such subject matter.
14.11
Construction. The provisions of this Agreement have been negotiated in good faith by the parties. Each party acknowledges that it has had ample time to seek competent legal or other counsel regarding the terms and conditions of this Agreement and that it fully understands and accepts all of the terms and conditions in this Agreement. The headings of the sections and subsections of this Agreement have been added for the convenience of the parties and are not to be deemed a part of this Agreement.
14.12
Counterparts. This Agreement may be executed in any number of counterparts and all counterparts together constitute a single Agreement. Executed agreement documents transmitted by electronic means are considered original documents.
14.13
Further Assurances. Consultant will execute such other documents and provide such further assurances as may be reasonably required from time to time to give effect to the provisions of this Agreement.

The authorized representatives of the parties have caused this Agreement to be executed as of the Effective Date.

Bryan H. Fairbanks Date:	Trex Company, Inc. By: Print Name: Title: Date:

ANNEX I
SUPPLEMENTAL RELEASE

20.
Supplemental Release.
a.
You, on behalf of yourself and your heirs, successors, administrators and assigns, hereby unconditionally release and forever discharge the Company, its parents and subsidiaries, and each of its and their respective past, present and future affiliated companies, predecessors, successors and assigns, and each of their past, present and future partners, officers, directors, managers, agents, representatives, attorneys, employees, plan administrators, insurers and trustees (hereinafter collectively referred to as “Company Released Parties”), from any and all claims, causes of action, debts, liabilities, demands, obligations, promises, acts, agreements, damages and costs of any nature whatsoever, in law or equity, whether known or unknown, (collectively referred to as “claims”), including any and all claims arising out of your employment and/or termination of employment with the Company, which you have or may have against the Company Released Parties arising from the beginning of time up to and including the date of execution of this Supplemental Release.
b.
Without limiting the general nature of the foregoing waiver and release in subsection (a), you acknowledge and agree that this Supplemental Release includes, but is not limited to, (i) any statutory, civil or administrative claim, whether arising under federal, state or local statutes, ordinances or common law, including, but not limited to, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Worker Adjustment and Retraining Notification Act, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Family Medical Leave Act, the Employee Retirement Income Security Act, the Virginia Human Rights Act, the Virginians with Disabilities Act, Virginia’s wage discrimination law, Virginia’s labor laws, each as amended and all including their respective implementing regulations, and any known and unknown claims under any other federal, state, or local statute, common law, acts, rules, ordinance, regulations, or other laws, (ii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, as well claims or rights arising under or relating to the Plans, (iii) all claims arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, (iii) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; provided, however, that notwithstanding the foregoing, nothing contained in this Supplemental Release shall in any way diminish or impair: (w) any claims you may have that cannot be waived under applicable law, (x) rights under this Agreement and the Transition Agreement, (y) any rights you may have to vested benefits under employee benefit plans of the Company (such as rights to COBRA and vested benefits under qualified and non-qualified retirement plans), or (z) any claims you may have with respect to indemnification, advancement of expenses and/or coverage under any director and officer insurance policy, including pursuant to any written agreement or corporate governance document or limited partnership of any Company Released Party.

c.
Nothing in this Supplemental Release prevents you from (i) filing a claim to enforce the terms of the Transition Agreement or this Agreement; (ii) asserting a claim arising after the Effective Date of this Supplemental Release; (iii) filing a charge with the Equal

20

Employment Opportunity Commission (“EEOC”) or similar state or local governmental agency, or participating in any EEOC or similar state or local governmental agency investigation or proceeding. You promise, however, not to seek or accept any monetary awards or other personal relief with respect to any claim released by this Supplemental Release, except for any whistleblower awards permitted by applicable law.
21.
Company Obligations. You acknowledge and agree that the Company has fully satisfied any and all obligations owed to the you arising out of or relating to your employment with the Company, and no further sums, payments or benefits are owed to you by the Company arising out of or relating to your employment with the Company, except as expressly provided in this Supplemental Release, the Consulting Agreement, and the Transition Agreement.
22.
Review and Revocation Period.
a.
You acknowledge that you received this Supplemental Release on February 24, 2026, and that you have had at least twenty-one (21) days to consider the terms of this Supplemental Release before signing it. You have seven (7) days following your execution of this Supplemental Release in which to revoke it by written notice of revocation that must be delivered to and received by Trex Legal Department at 2500 Trex Way Winchester, VA 22601 no later than the seventh day after you have signed this Supplemental Release. This Supplemental Release will not become effective and enforceable until the eighth (8th) day after your execution of this Supplemental Release without revocation (such eighth (8th) day is the “Effective Date” of this Supplemental Release). You acknowledge that you are knowingly and voluntarily entering into this Supplemental Release, which includes a release of claims in Section 1, and that you are hereby advised to consult with an attorney prior to executing this Supplemental Release. You also agree and acknowledge that you are receiving benefits and payments to which you would not otherwise be entitled unless you sign this Supplemental Release and that you have voluntarily consented to the release set forth in Section 1 of this Supplemental Release.

If you agree to the terms herein, please sign and return this Supplemental Release no sooner than the end of the term of the Consulting Agreement between you and the Company, dated [April 28, 2026] and no later than five (5) days following the end of such term.

Bryan H. Fairbanks Date:

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ANNEX II

Unvested Equity as of April 28, 2025

Vehicle/Vesting Provision	Shares	Vest Date	Strike Price/Expiration Date (SARs)
Time Based RSUs	12,768	3/1/2027
Performance Based RSUs	18,240	3/1/2027
SARs	4,298	3/1/2027	$90.86/February 19, 2034
SARs	6,738	3/1/2027	$67.33/February 17, 2035
Time Based RSUs	7,820	3/1/2028
Performance Based RSUs	11,171	3/1/2028
SARs	6,737	3/1/2028	$67.33/February 17, 2035

As of April 28, 2025 - Vested Stock Appreciation Rights (SARs)

Number of SARs	Strike Price/Expiration Date
4,832	$28.105/February 14, 2028
5,900	$38.85/February 13, 2029
5,136	$50.83/February 19, 2030
4,431	$104.56/February 17, 2031
11,062	$82.01/February 23, 2032
12,045	$56.80/February 14, 2033
6,022	$56.80/February 14, 2033
4,299	$90.86/February 19, 2034
4,298	$90.86/February 19, 2034
6,738	$67.33/February 17, 2035

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